Exhibit 99.2

For Immediate Release
For press information, contact
KidStuff Public Relations
Lisa Orman, 608-767-1102
Or email Lisa@KidStuffPR.com

SMALL WORLD KIDS
ANNOUNCES EQUITY RAISE
AND RESTRUCTURES DEBT

Los Angeles, CA (June 13, 2006) — Small World  Kids, Inc. (OTC: SMWK) announced that they have closed on approximately $2.5 million from the private placement of Class A-1 Preferred Stock at $1.10 per share and have additional commitments for $200,000 which the Company hopes to close within 30 days.

Small World Toys has restructured $3 million dollars of debt at the same purchase price into shares of Class A-1 Preferred Stock of which $1.5 million was due in 2006 and $1.5 million due in 2008. The Company also restructured the $2.5 million debt to St. Cloud by, among other things, extending out the payment terms of most of the debt to 2008-2011. The new investors are CE Unterberg Capital Partners I, L.P., Frontera Group, LLC, Trinad Capital Master Fund Ltd, Bushido Capital Master Fund, LP, Fine Family Trust, The Shebson Trust, Barton I. Gurewitz, George Karfunkel, John Nelson, and John Matise. CE Unterberg Capital Partners I, L.P., acted as Small World Kids’ investment bank in the transaction.

“These developments are highly significant to continue the growth rate which we have experienced over the past two years. We will use the funds for current inventory and we expect to bring out many new products later this year and next,” said Debra Fine, President of Small World Toys.
The recent funding will also be used in developing newly licensed properties with authors Eric Carle, Karen Katz and Dr. Seuss.
The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent from registration on an applicable exemption from the registration requirements.
Small World Kids Inc., through its wholly owned subsidiary Small World Toys, develops, manufactures, markets and distributes high-quality specialty toys and educational products for children. Its sales categories include infant, preschool, early learning, imaginative and active play, represented by award-winning brand names Ryan’s Room®, Gertie Ball®, IQ Baby®, and Neurosmith®. The company also holds rights in the U.S. for specialty channel distribution for brands such as Tolo®. Small World Toys’ products are sold in over 3,000 locations — including educational channels, retail chains, Internet sites, catalogues and specialty stores.
For more information, please visit www.smallworldtoys.com.
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